Exhibit 10.8

June 17, 2004

John F. Antioco

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75207

Dear Mr. Antioco:

This is to advise you that the Blockbuster Senior Executive Compensation Committee has approved the terms of your new employment agreement, as set forth in the attached summary and the schedules to the summary.

Paragraph 3(f) of your new employment agreement provides that the number of options for shares of Blockbuster Class A Common Stock and the number of restricted share units measured by shares of Class A Common Stock and Class B Common Stock to be awarded under paragraph 3(d) and paragraph 3(e), respectively, of your new agreement will be adjusted (based upon the stock price (the “Shares Price”) of Class A Common Stock and Class B Common Stock shortly after the Split-Off Date (as defined in your agreement)). The Committee has agreed that this adjustment will be done in accordance with the methodology set forth in the schedules attached to the summary. If the applicable Share Price falls between the stock prices included on the schedules, the final number of restricted stock units and options to be granted to you will be determined by applying consistently the methodology used to determine the restricted share unit/option numbers shown on the schedules.

Pursuant to the terms of the Senior Executive Short-Term Incentive Plan, the Committee has established Blockbuster’s achievement of $495 million of Operating Income (as defined in the Plan) as the performance goal for you and the other Blockbuster executives participating in the Company’s Senior Executive Short-Term Incentive Plan for 2004. Under the terms of that Plan, upon the Committee’s certification that Blockbuster has achieved that goal, you

John A. Antioco

June 17, 2004

will be entitled to bonus compensation for 2004 of up to eight times your salary and deferred compensation, subject to downward adjustment at the Committee’s discretion.

This is to confirm that, upon the Committee’s certification, after completion of the performance period, that Blockbuster has achieved the $495 million of Operating Income for 2004, the Committee will award you bonus compensation of $5 million. In addition, the Committee has agreed that, if Blockbuster achieves between 80% and 100% of the $495 million goal, the Committee will, in its discretion, consider awarding your bonus compensation for 2004. The Committee has also agreed that the $495 million Operating Income performance goal will be reduced to reflect approved deviations from budget.

Very truly yours,

/s/ JOHN L. MUETHING

John L. Muething

Chairman of the Blockbuster Inc. Senior

Executive Compensation Committee

Employment Agreement Summary

JOHN F. ANTIOCO

Proposed Agreement:

Position:	Chairman, Chief Executive Office of Blockbuster and a member of the Blockbuster Board, with customary duties and responsibilities for such positions

Term:	Five (5) years from the effective date, subject to automatic one year renewals

Agreement will generally become effective when Viacom ceases to own 50% of the voting power of Blockbuster (the equity awards described below will not be made until the 80% split-off has occurred).

Salary:	$1,250,000 per annum for the entire Term

Deferred Compensation:	$1,000,000 per annum, subject to increases of $150,000 each January 1st, commencing January 1, 2005; payable in the event of any termination of employment

Executive will also be entitled to receive deferred compensation earned under his current agreement after any termination of employment; this entitlement will become effective when the proposed agreement is executed.

Bonus:	Target Bonus is 150% of Salary and Deferred Compensation.

Executive is entitled to receive $5 million of bonus compensation for 2004 if Blockbuster achieves $495 million of EBITDA for 2004; if Blockbuster achieves between 80% and 100% of the goal, the Blockbuster Compensation Committee will, in its discretion, consider awarding between 80% and 100% of the $5 million bonus; the 2004

EBITDA target will be reduced for Board approved deviations from budget. This understanding concerning the 2004 bonus has been approved by the Blockbuster Compensation Committee and will be addressed by Committee action rather than in the proposed employment agreement.

Equity Awards:

Stock Options. Upon completion of the 80% split-off, executive will receive stock options for 5,000,000 shares of Blockbuster Class A Common Stock (or such other number as may be determined as set forth below), with an exercise price equal to the fair market value on the date of grant and vesting in three equal installments on the first, second and third anniversaries of the date of grant.

Restricted Share Units. Upon completion of the 80% split-off, executive will receive restricted share units for 1,000,000 shares of Blockbuster Class A Common Stock (or such other number as may be determined as set forth below), vesting 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant and valued and payable after termination of executive’s employment with Blockbuster.

The Blockbuster Compensation Committee will adjust the number of stock options and restricted share units awarded to the executive upon completion of the split-off to preserve the economic value that executive is intended to receive, based upon the Blockbuster stock price; attached schedules show the agreed-upon methodology.

Severance:

In the event of the termination of Mr. Antioco’s employment without cause or his voluntary termination for good reason, he will receive (i) a lump sum payment equal to the greater of two times or the number of full and partial years remaining in the Term multiplied by the sum of his salary, deferred

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compensation (at the level in effect on the date of termination) and target bonus, and (ii) continued benefits for the greater of 24 months or the balance of the Term. Executive will also receive prorated deferred compensation and target bonus for the year of termination.

In addition, there will be an acceleration of the vesting of any unvested stock options and restricted share units; his stock options will be exercisable for the following periods: six months for stock options granted before the effective date of the agreement and two years for stock options granted on or after the effective date of the agreement; and his restricted share units will be valued and paid.

Change in Control:

In the event of the termination of his employment in connection with a “change in control”, executive will receive (i) a lump sum payment equal to the greater of three times or the number of full and partial years remaining in the Term multiplied by the sum of his salary, deferred compensation (at the level in effect on the date of termination) and target bonus, and (ii) continued benefits for the greater of 36 months or the balance of the Term.

In addition, upon a change in control, he will receive the accelerated vesting and payment for his stock options and restricted share units described in connection with a termination of his employment without cause or for good reason.

Executive is entitled to receive the change in control payment and benefits if his employment is terminated in advance or within two years after a change in control or if he resigns on the first anniversary of a change in control.

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Golden Parachute Excise Taxes/Etc:

Executive is entitled to protection from golden parachute excise taxes resulting from a change in control as defined in the Internal Revenue Code. Executive is also entitled to payment of costs if he prevails in a dispute with Blockbuster and will be indemnified for actions taken as a Blockbuster employee.

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Stock Price	$6.00

12% Growth
Year 1	$6.72
Year 2	$7.53
Year 3	$8.43
Year 4	$9.44
Year 5	$10.57

Restricted stock 2.57 million shares	$27.18

Stock Options 5 million options	$22.87

Total	$50.05

Stock Price	$7.00

12% Growth
Year 1	$7.84
Year 2	$8.78
Year 3	$9.83
Year 4	$11.01
Year 5	$12.34

Restricted stock 1.875 million shares	$23.13

Stock Options 5 million options	$26.68

Total	$49.81

Stock Price	$8.00

12% Growth
Year 1	$8.96
Year 2	$10.04
Year 3	$11.24
Year 4	$12.59
Year 5	$14.10

Restricted stock 1.38 million shares	$19.46

Stock Options 5 million options	$30.49

Total	$49.95

Stock Price	$9.00

12% Growth
Year 1	$10.08
Year 2	$11.29
Year 3	$12.64
Year 4	$14.16
Year 5	$15.86

Restricted stock 1 million shares	$15.86

Stock Options 5 million options	$34.31

Total	$50.17

Stock Price	$10.00

12% Growth
Year 1	$11.20
Year 2	$12.54
Year 3	$14.05
Year 4	$15.74
Year 5	$17.62

Restricted stock 1 million shares	$17.62

Stock Options 4.2 million options	$32.02

Total	$49.64